EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q3 2023 Financial and Operational Results

HOUSTON, TX--(October 31, 2023) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the third quarter ended September 30, 2023.
Third Quarter 2023 Highlights
–Revenue of $164.4 million, a 1% increase from $163.2 million in the second quarter 2023
–Net income of $9.4 million, or $0.38 per fully diluted share, up from $6.1 million, or $0.24 per share in second quarter of 2023
–Adjusted EBITDA1 of $24.0 million, a 10% increase from $21.9 million in second quarter of 2023
–Repurchased $2.7 million of shares under existing share repurchase authorization with total repurchases year to date of $8.6 million
–Paid first dividend in Ranger history of $0.05 per share with fourth quarter dividend declared
Year-to-Date 2023 Highlights
–Revenue of $485.1 million, a 7% increase from $454.2 million in the prior year
–Net income of $21.7 million, or $0.86 per fully diluted share, up from $7.5 million, or $0.33 per share the prior year
–Adjusted EBITDA of $66.0 million, a 14% increase from $57.9 million in the prior year
Management Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “In the third quarter of 2023, Ranger continued to deliver strong financial performance despite lower U.S. onshore drilling and completions activity and sustained weakness in the natural gas basins. Rig counts during the year have decreased by more than 15%, but Ranger has successfully maintained operational activity levels and increased revenue and EBITDA despite these declines. We experienced some unexpected white space in our high specification rigs business due to several rig change outs, and pressure in our wireline completions business. That said, we were able to increase revenue slightly and Adjusted EBITDA by 10% from the prior quarter through a focus on operational efficiency in our wireline and ancillary businesses. Thanks to
1 “Adjusted EBITDA” and “Free Cash Flow” are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at:
www.rangerenergy.com.

EXHIBIT 99.1
our industry leading teams and the resilience of our production focused business model, we are well positioned to regain our growth momentum as activity levels begin to pick up once more.
“We expect incremental growth from larger integrated customers in our High Specification Rigs business given our solid reputation for safety and service quality. This quarter we were pleased to sign a new customer agreement with a large integrated producer that provides for an established minimum market share of business. This customer commitment increases our resilience and provides higher confidence in our 2024 plan and captures opportunities for growth. We deeply value and appreciate the confidence our customers place in Ranger and believe these types of arrangements allow us to further elevate our service quality and provide our customers assurance of execution.

Mr. Bodden continued, “We continue to benefit from a strong balance sheet, ensuring we can optimize shareholder returns even in challenging times. We’ve also been proactive in exploring further opportunities through acquisitions. As previously announced, we closed on the acquisition of complimentary pump-down assets during the third quarter, which we believe will have less than a two-year payback, with a few of those assets already at work with customers. We continue to evaluate other opportunistic tuck-in acquisitions that will deliver attractive capital returns.

“As we look forward, we hold a similar view to other industry observers who believe the rig count is close to bottoming out, and we anticipate a modest increase in activity levels in 2024. We will be focused on high grading work and customers in our High Specification Rigs business, pivoting our Wireline business to be more production focused, and enhancing pull-through in our Ancillary service lines next year.

Mr. Bodden concluded, “Finally, as evidence of our commitment to return meaningful capital to our shareholders, we have been repurchasing shares this year and recently initiated a quarterly dividend, ensuring that Ranger remains one of the most compelling investments in the oilfield services sector. Our unwavering commitment to creating value for our shareholders is evident in the continued execution of our four-pillar strategy. These strategic updates, alongside our strong financial performance, emphasize our dedication to delivering value to our shareholders and our optimism as we anticipate a positive shift in industry activity in the coming year.”

STRATEGIC UPDATE
Ranger’s four strategic pillars for creating shareholder value are: maximizing cash flow, fortifying its balance sheet, growing through acquisition, and returning meaningful capital to shareholders. We continued to make progress in each of these areas during the third quarter of 2023.
a.Maximizing Cash Flow: The Company’s focus on cash flow generation is underpinned by a capital efficient business model with strong operating leverage. Year-to-date, the Company has generated $32.5 million of free cash flow(1), after adjusting for the recent acquisition of pumps, which was treated as a capital expenditure for accounting purposes. Operating efficiency initiatives are also demonstrating their effectiveness within our wireline business through expanding profit margins.
b.Fortifying the Balance Sheet: The Company ended the third quarter with $10.3 million of debt and $8.2 million of cash and cash equivalents. The Company’s outstanding debt predominantly consists of borrowings on the Revolving Credit Facility associated with the recent pump acquisition. The Company believes that minimal debt is critical to its ability to maximize shareholder returns through opportunistic investment and capital returns to shareholders.

EXHIBIT 99.1
c.Exploring Growth Through Acquisition: During the third quarter, the Company continued to evaluate asset acquisition and consolidation opportunities. Most notably, it closed on its purchase of $7.25 million of pump down assets and support equipment, which it believes will have a payback of less than two years. Ranger is committed to pursuing a disciplined acquisition strategy rooted in maximizing long-term value.
d.Returning Capital to Shareholders: The Company is committed to returning at least 25% of annual cash flows to its shareholders. During the third quarter, the Company repurchased 232,900 shares of its Class A common stock at an average of $11.60 per share, representing 1% of shares outstanding, and declared its first quarterly dividend of $0.05 per share. Year to date, the Company has repurchased 781,000 shares, representing just over 3% of shares outstanding. Furthermore, the Board is declaring its quarterly dividend today, October 31, 2023, of $0.05 per share of common stock, payable on December 1, 2023 to shareholders of record as of November 13, 2023.

PERFORMANCE SUMMARY
For the third quarter of 2023, revenue was $164.4 million, a decrease from $177.0 million in the prior year period, and an increase from $163.2 million in the prior quarter. Revenue decreases from the prior year were attributable to reduced activity in our wireline and ancillary services segment. Year-to-date revenue was $485.1 million, an increase of 7%, or $30.9 million from $454.2 million in the prior year due to increasing operating activity and pricing improvements across high specification rigs and wireline segments.
Cost of services for the third quarter of 2023 was $134.8 million, or 82% of revenue, compared to $138.1 million, or 78% of revenue in the prior year period. The increase in cost of services as a percentage of revenue from the prior year quarter was primarily attributable to reduced operating activity and inflationary cost pressures. Year-to-date cost of services was $402.0 million compared to $376.1 million in the prior year, equal to 83% of revenue for both periods.
General and administrative expenses were $7.0 million for the third quarter of 2023 compared to $11.0 million in the prior year period and $7.3 million in the prior quarter. General and administrative expenses year-to-date totaled $22.7 million. This compares to general and administrative expenses of $32.4 million in 2022. The decrease in general and administrative expenses was primarily due to a decrease in acquisition and integration costs related to the Basic Energy Services, Inc. acquisition in the prior year period.
Net income totaled $9.4 million for the third quarter of 2023 compared to $13.6 million in the prior year period and $6.1 million in the second quarter of 2023. The decrease in net income from the prior year period is primarily attributable to reduced operating activity compared to the prior year while the increase in net income relative to the prior quarter is primarily due to the increase in profit margins in wireline and ancillary segments. Net income, on a year-to-date basis, tripled year over year from $7.5 million in 2022 to $21.7 million year-to-date in 2023.
Fully diluted earnings per share was $0.38 for the third quarter of 2023 compared to $0.54 in the prior year period and $0.24 in the prior quarter. Fully diluted earnings per share for year-to-date was $0.86 compared to $0.33 in the prior year.
Adjusted EBITDA of $24.0 million for the third quarter of 2023 decreased $6.3 million from $30.3 million in the prior year period and increased $2.1 million from $21.9 million in the prior quarter. The year over year decrease was driven by the aforementioned reduction in wireline completions activity and

EXHIBIT 99.1
certain ancillary service lines. Year-to-date Adjusted EBITDA was $66.0 million, an increase of $8.1 million compared to the prior year-to-date period.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $79.2 million in the third quarter of 2023, a decrease of $0.5 million, or 1% relative to the prior year period, and an increase of $1.6 million, or 2% relative to the for the prior quarter revenue of $77.6 million. Rig hours decreased by 1% to 112,400 from 113,200 in the prior quarter. Hourly rig rates increased by 2% to 700 from $687 per hour in the prior quarter, reflecting an slight increase in pricing. Segment revenue year-to-date was $234.3 million, an increase of $13.7 million, or 6% relative to year-to-date 2022. Hourly rig rates increased by 12% from $621 per hour for the year-to-date 2022 to $693 per hour for year-to-date 2023.
Operating income was $10.6 million in the third quarter of 2023, a decrease of $0.1 million, or 1% relative to $10.7 million in the prior year period and a decrease of $0.9 million, or 8% relative to $11.5 million in the prior quarter. Adjusted EBITDA was $15.7 million in the third quarter, down from $17.0 million in the prior year period and from $15.6 million in the prior quarter. Operating income was $34.0 million for year-to-date 2023, an increase of $9.5 million, or 39% relative to $24.5 million for year-to-date 2022. Adjusted EBITDA was $48.7 million for year-to-date 2023, up from $45.3 million in year-to-date 2022.
Wireline Services
Wireline Services segment revenue was $53.2 million in the third quarter of 2023, down $7.4 million, or 12% compared to $60.6 million in the prior year period and down $1.3 million, or 2% compared to $54.5 million in the prior quarter. Our Completions service line completed stage counts of 6,800, a decrease of 26% compared to 9,200 in the prior year period and a decrease of 8% compared to 7,400 for the prior quarter. Stage count pricing was $7,800 for the current quarter as compared to $6,600 for the prior year period and $7,400 for the prior quarter. The decrease in revenue and stage count is indicative of lower operational activity, offset by improvements made in pricing. Year-to-date segment revenue was $157.6 million, up $8.9 million, or 6% compared to $148.7 million for the comparable period in 2022. Completed stage counts decreased by 16% from 24,600 for the 2022 year-to-date period, to 20,600 for the year-to-date 2023 period.
Operating income was $4.3 million in the third quarter, down $4.3 million, or 50% from $8.6 million in the prior year period and up $1.5 million, or 54%, from $2.8 million for prior quarter. Adjusted EBITDA was $7.4 million, down 35% from $11.4 million in the prior year period and up 30% from $5.7 million for the prior quarter. Operating income was $8.9 million, up $3.3 million, or 59% for year-to-date 2023, from $5.6 million for year-to-date 2022. Adjusted EBITDA was $17.3 million for year-to-date 2023, up from $13.9 million for year-to-date 2022.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $32.0 million in the third quarter of 2023, down $4.7 million, or 13% from $36.7 million for the prior year period and up $0.9 million, or 3% from $31.1 million for the prior quarter. The decrease from the prior year and increase from the prior quarter was largely attributable to shifting operational activity within the coil tubing, rentals and plug and abandonment service line. Segment revenue was $93.2 million for year-to-date 2023, up $8.3 million, or 10% from $84.9 million for year-to-date 2022. The increase in revenue was attributable to the increase in

EXHIBIT 99.1
operational activity in certain lines of business including coil tubing, plug and abandonment services, and logistics services.
Operating income was $4.5 million in the third quarter, down from $9.2 million in the prior year period and up from $4.2 million in the prior quarter. Adjusted EBITDA was $6.5 million, down compared to $10.5 million in the prior period and up compared to $5.6 million in the prior quarter.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of September 30, 2023, the Company had $69.9 million of liquidity, consisting of $61.7 million of capacity on its revolving credit facility and $8.2 million of cash on hand. This compares to $35.7 million of liquidity as of September 30, 2022, which consisted of $30.5 million of capacity on its revolving credit facility and $5.2 million of cash on hand.
The Company had total debt of $10.3 million compared to total debt of $18.4 million at December 31, 2022, a reduction of 44%.
Year-to-date Cash provided by Operating Activities was $53.1 million, compared to $18.5 million over the same period in 2022. The Company’s free cash flow(1) improved significantly year over year to $25.2 million on a year-to-date basis compared to free cash flow(1) of $2.1 million in the prior year. Free cash flow(1) for the third quarter was impacted by a working capital build that is expected to release in the fourth quarter as well as the aforementioned pump-down assets acquired that were treated as capital expenditures. On a year-to-date basis, the Company had capital expenditures of $27.9 million, which includes $7.25 million for the pumping asset acquisition.

FINANCIAL GUIDANCE
In light of lower than expected customer activity, the Company is updating its financial expectations for the year. The Company does see signals of an improving North America onshore environment from currently depressed rig counts; however, fourth quarter results are expected to be heavily influenced by weather events and customer plans at year end which could cause results to vary from expectations. Additionally, updated capital expenditure guidance reflects additional purchases of capital equipment associated with the recently signed customer agreement and pump refurbishments. The Company anticipates resuming quarter over quarter growth in 2024 when a more supportive industry backdrop comes into focus. A summary of Company guidance follows representing current views which are subject to change.

EXHIBIT 99.1

($ in Millions)	FY 2022 Actual	Updated FY 2023 Forecast
Revenue	$608.5	$630 - $640
Adjusted EBITDA	$79.5	$85 - $90
Free Cash Flow (exclusive of pumping assets)	$30.7	$45 - $55
Capital Expenditures and Leases (exclusive of pumping assets)	$19.1	$35 - $40

Conference Call
The Company will host a conference call to discuss its results from the third quarter of 2023 on Tuesday, October 31, 2023, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

EXHIBIT 99.1

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2023	2022	2023	2022
Revenue
High specification rigs	$77.6	$79.2	$79.7	$234.3	$220.6
Wireline services	54.5	53.2	60.6	157.6	148.7
Processing solutions and ancillary services	31.1	32.0	36.7	93.2	84.9
Total revenue	163.2	164.4	177.0	485.1	454.2

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	62.0	63.5	62.7	185.6	175.3
Wireline services	48.8	45.8	49.2	140.3	134.8
Processing solutions and ancillary services	25.5	25.5	26.2	76.1	66.0
Total cost of services	136.3	134.8	138.1	402.0	376.1
General and administrative	7.3	7.0	11.0	22.7	32.4
Depreciation and amortization	8.7	10.6	10.8	29.3	33.8
Impairment of fixed assets	—	0.4	0.2	0.4	1.3
Gain on sale of assets	(0.5)	(0.1)	(1.1)	(1.6)	—
Total operating expenses	151.8	152.7	159.0	452.8	443.6

Operating income	11.4	11.7	18.0	32.3	10.6

Other (income) expenses
Interest expense, net	0.9	0.7	1.8	2.8	5.7
Loss on debt retirement	2.4	—	—	2.4	—
Gain on bargain purchase, net of tax	—	—	(0.8)	—	(3.6)
Total other (income) expenses, net	3.3	0.7	1.0	5.2	2.1

Income before income tax expense	8.1	11.0	17.0	27.1	8.5
Income tax expense	2.0	1.6	3.4	5.4	1.0
Net income	6.1	9.4	13.6	21.7	7.5

Income per common share:
Basic	$0.25	$0.38	$0.55	$0.88	$0.34
Diluted	$0.24	$0.38	$0.54	$0.86	$0.33
Weighted average common shares outstanding
Basic	24,840,569	24,500,607	24,845,517	24,758,890	22,323,308
Diluted	25,188,123	24,887,275	25,184,067	25,149,415	22,637,457

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$8.2	$3.7
Accounts receivable, net	89.9	91.2
Contract assets	35.6	26.9
Inventory	7.7	5.9
Prepaid expenses	8.6	9.2
Assets held for sale	1.0	3.2
Total current assets	151.0	140.1

Property and equipment, net	225.0	221.6
Intangible assets, net	6.5	7.1
Operating leases, right-of-use assets	9.8	11.2
Other assets	1.2	1.6
Total assets	$393.5	$381.6

Liabilities and Stockholders' Equity
Accounts payable	32.6	24.3
Accrued expenses	29.6	36.1
Other financing liability, current portion	0.6	0.7
Long-term debt, current portion	10.3	6.8
Other current liabilities	6.5	6.6
Total current liabilities	79.6	74.5

Operating leases, right-of-use obligations	8.0	9.6
Other financing liability	11.1	11.6
Long-term debt, net	—	11.6
Other long-term liabilities	14.3	8.1
Total liabilities	$113.0	$115.4

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 25,744,069 shares issued and 24,411,241 shares outstanding as of September 30, 2023; 25,446,292 shares issued and 24,894,464 shares outstanding as of December 31, 2022	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of September 30, 2023 and December 31, 2022	—	—
Less: Class A Common Stock held in treasury at cost; 1,332,828 treasury shares as of September 30, 2023 and 551,828 treasury shares as of December 31, 2022	(12.4)	(3.8)
Retained earnings	27.6	7.1
Additional paid-in capital	265.0	262.6
Total controlling stockholders' equity	280.5	266.2
Total liabilities and stockholders' equity	$393.5	$381.6

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities
Net income	$21.7	$7.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29.3	33.8
Equity based compensation	3.6	2.8
Gain on disposal of property and equipment	(1.6)	—
Impairment of fixed assets	0.4	1.3
Gain on bargain purchase, net of tax	—	(3.6)
Deferred income tax expense	4.8	—
Loss on debt retirement	2.4	—
Other expense, net	2.3	0.9
Changes in operating assets and liabilities
Accounts receivable	0.1	(14.3)
Contract assets	(8.7)	(25.7)
Inventory	(2.0)	(2.9)
Prepaid expenses and other current assets	0.6	(4.2)
Other assets	1.2	(3.6)
Accounts payable	8.3	16.0
Accrued expenses	(7.7)	3.7
Other current liabilities	—	0.8
Other long-term liabilities	(1.6)	6.0
Net cash provided by operating activities	53.1	18.5

Cash Flows from Investing Activities
Purchase of property and equipment	(27.9)	(8.7)
Proceeds from disposal of property and equipment	4.9	20.4
Net cash provided by (used in) investing activities	(23.0)	12.5

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	315.6	431.0
Principal payments on Revolving Credit Facility	(308.1)	(433.2)
Principal payments on Eclipse M&E Term Loan Facility	(10.4)	(1.5)
Principal payments under Eclipse Term Loan B Facility	—	(12.4)
Principal payments on Secured Promissory Note	(6.2)	(3.3)
Principal payments on financing lease obligations	(4.0)	(3.4)
Principal payments on other financing liabilities	(0.7)	(2.2)
Dividends paid to Class A Common Stock shareholders	(1.2)	—
Shares withheld on equity transactions	(1.0)	(1.1)
Payments on Other Installment Purchases	(0.3)	(0.3)
Repurchase of Class A Common Stock	(8.6)	—
Deferred financing costs on Wells Fargo	(0.7)	—
Net cash used in financing activities	(25.6)	(26.4)

Increase in cash and cash equivalents	4.5	4.6
Cash and cash equivalents, Beginning of Period	3.7	0.6
Cash and cash equivalents, End of Period	$8.2	$5.2

Supplemental Cash Flow Information
Interest paid	$1.0	$0.8
Supplemental Disclosure of Non-cash Investing and Financing Activities
Additions to fixed assets through installment purchases and financing leases	$(5.6)	$(3.5)
Additions to fixed assets through asset trades	$(1.1)	$—

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of assets, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1
The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2023
Net income (loss)	$10.6	$4.3	$4.5	$(10.0)	$9.4
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	1.6	1.6
Depreciation and amortization	5.1	3.1	2.0	0.4	10.6
EBITDA	15.7	7.4	6.5	(7.3)	22.3
Impairment of fixed assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	1.3	1.3
Gain on disposal of property and equipment	—	—	—	(0.1)	(0.1)
Acquisition related costs	—	—	—	0.1	0.1
Adjusted EBITDA	$15.7	$7.4	$6.5	$(5.6)	$24.0

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2023
Net income (loss)	$11.5	$2.8	$4.2	$(12.4)	$6.1
Interest expense, net	—	—	—	0.9	0.9
Income tax expense	—	—	—	2.0	2.0
Depreciation and amortization	4.1	2.9	1.4	0.3	8.7
EBITDA	15.6	5.7	5.6	(9.2)	17.7
Equity based compensation	—	—	—	1.2	1.2
Loss on retirement of debt	—	—	—	2.4	2.4
Gain on disposal of property and equipment	—	—	—	(0.5)	(0.5)
Severance and reorganization costs	—	—	—	0.2	0.2
Acquisition related costs	—	—	—	0.9	0.9
Adjusted EBITDA	$15.6	$5.7	$5.6	$(5.0)	$21.9

EXHIBIT 99.1

		High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	TA	Nine Months Ended September 30, 2023
Net income (loss)		$34.0	$8.9	$12.1	$(33.3)	$21.7
Interest expense, net		—	—	—	2.8	2.8
Income tax expense		—	—	—	5.4	5.4
Depreciation and amortization		14.7	8.4	5.0	1.2	29.3
EBITDA		48.7	17.3	17.1	(23.9)	59.2
Impairment of fixed assets		—	—	—	0.4	0.4
Equity based compensation		—	—	—	3.6	3.6
Loss on retirement of debt		—	—	—	2.4	2.4
Gain on disposal of property and equipment		—	—	—	(1.6)	(1.6)
Severance and reorganization costs		—	—	—	0.4	0.4
Acquisition related costs		—	—	—	1.6	1.6
Adjusted EBITDA		$48.7	$17.3	$17.1	$(17.1)	$66.0

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2022
Net income (loss)	$10.7	$8.6	$9.2	$(14.9)	$13.6
Interest expense, net	—	—	—	1.8	1.8
Income tax expense	—	—	—	3.4	3.4
Depreciation and amortization	6.3	2.8	1.3	0.4	10.8
EBITDA	17.0	11.4	10.5	(9.3)	29.6
Impairment of fixed assets	—	—	—	0.2	0.2
Equity based compensation	—	—	—	1.1	1.1
Gain on disposal of property and equipment	—	—	—	(1.1)	(1.1)
Bargain purchase gain, net of tax	—	—	—	(0.8)	(0.8)
Severance and reorganization costs	—	—	—	1.1	1.1
Legal fees and settlements	—	—	—	0.2	0.2
Adjusted EBITDA	$17.0	$11.4	$10.5	$(8.6)	$30.3

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Nine Months Ended September 30, 2022
Net income (loss)	$24.5	$5.6	$15.6	$(38.2)	$7.5
Interest expense, net	—	—	—	5.7	5.7
Income tax expense	—	—	—	1.0	1.0
Depreciation and amortization	20.8	8.3	3.3	1.4	33.8
EBITDA	45.3	13.9	18.9	(30.1)	48.0
Impairment of fixed assets	—	—	—	1.3	1.3
Equity based compensation	—	—	—	2.8	2.8
Bargain purchase gain, net of tax	—	—	—	(3.6)	(3.6)
Severance and reorganization costs	—	—	—	1.6	1.6
Acquisition related costs	—	—	—	6.5	6.5
Legal fees and settlements	—	—	—	1.3	1.3
Adjusted EBITDA	$45.3	$13.9	$18.9	$(20.2)	$57.9

Free Cash Flow
We believe free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2023	September 30, 2022
Net cash provided by operating activities	$12.2	$53.1	$7.8
Purchase of property and equipment	(15.0)	(27.9)	(5.7)
Free cash Flow	$(2.8)	$25.2	$2.1

Add back: Purchase of property and equipment related to asset acquisition	7.3	7.3
Modified Free cash Flow	$4.5	$32.5

EBITDA	$24.0	$66.0	$57.9
Free cash Flow conversion - Free cash flow as a percentage of EBITDA	(12)%	38%	4%
Modified Free cash Flow conversion - Modified Free cash Flow as a percentage of EBITDA	19%	49%